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                                                                      EXHIBIT 8


                                    EXHIBIT G

                      SALE OPTION AND PURCHASE OPTION TERMS

         If the Closing occurs, the Company shall have the right to require the Purchaser to purchase from the Company (the "Sale Option"), and the Purchaser shall have the right to require the Company to sell to the Purchaser (the "Purchase Option"), shares of the Company's capital stock for an aggregate price not to exceed $20.0 million (subject to increase pursuant to paragraph (f) below) (the "Aggregate Option Price"), on the following terms and conditions:

         (a) The Sale Option shall be exercisable by the Company until the third anniversary of the Closing Date, and the Purchase Option will be exercisable by the Purchaser until the fifth anniversary of the Closing Date, in each case by written notice given to the other party (i) if by the Purchaser, at least ten business days prior to the consummation of such transaction (the "Option Closing"), and (ii) if by the Company, at least 30 calendar days prior to the Option Closing, which notice shall specify the portion of the Aggregate Option Price to be paid, the type and number of Company shares to be sold and purchased thereby and the Per Share Option Price;

         (b) The Company Stock to be sold and purchased upon the exercise of the Sale Option or the Purchase Option will be (i) Common Stock or (ii) if the Shareholder Approval has not been received prior to the Option Closing, shares of Series F Preferred Stock having the terms and conditions set forth in Annex 1 to this Exhibit G (the "Series F Preferred");

         (c) If Common Stock is to be received by the Purchaser, the price per share to be paid will be $3.41 per share, subject to adjustment as follows (as so adjusted, the "Per Share Option Price"):

                  (i) if the total number of shares of Common Stock outstanding immediately prior to the Closing is higher or lower than 14,076,144, the Per Share Option Price will be proportionately adjusted lower or higher, as the case may be; and

                  (ii) each time there has occurred (i) an Adjustment in accordance with Schedule 1.5 or (ii) a Dilutive Issuance pursuant to the Warrant, the Per Share Option Price will be adjusted to be the same price per share paid by the Purchaser with respect to the Purchase Price after taking into account all Adjustments and Dilutive Issuances.

         (d)  If Series F Preferred is to be received by the
         Purchaser, the price per share will be equal to the Per
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         Share Option Price which would have applied to the Common Stock (a)
         multiplied by ten and (b) reduced by 15%. The effect of such 15% reduction will be to increase the number of shares issued, rather than to decrease the portion of the Aggregate Option Price to be paid (the number of such shares issued due to such increase being the "Excess Shares"). If the Shareholder Approval is received on or before the 180th day after the Closing Date, the Purchaser shall promptly surrender to the Company any Excess Shares issued pursuant to the Purchase Option, together with any shares issued on account thereof pursuant to Schedule 1.5 or the Warrant. The Excess Shares issued pursuant to the Purchase Option will not be convertible into Common Stock until after the 180th day;

         (e) The Sale Option and the Purchase Option may each be exercised, in whole or in part, at any time and from time to time during the exercise terms set forth in Subparagraph (a) above;

         (f) The Aggregate Option Price will be increased by $2,700,000 in the event the Company enters into a contract to redeem $2,700,000 of the Company's 10% Debentures, in which case $2,700,000 of the cash paid to the Company pursuant to the exercise of the Sale Option shall be used to fund such redemption;

         (g) Each time that the Sale Option or the Purchase Option is exercised, the remaining Aggregate Option Price shall be reduced by the amount paid at the related Option Closing, (but without giving effect to any reduction pursuant to paragraph (c)(ii) above), so that in no event will the Purchaser be required to or permitted to pay more than $20,000,000 (subject to increase pursuant to paragraph (f) above) pursuant to the terms and conditions of this Schedule G;

         (h) Except as set forth in paragraph (f) above, the cash paid to the Company pursuant to the exercise of the Sale Option shall be used solely to fund equity required for new acquisitions or other income-producing capital investments approved by the Board of Directors of the Company; and
         (i) Any shares of Common Stock or Series F Preferred issued pursuant to the Sale Option or the Purchase Option will be protected from dilution pursuant to the Warrant and Paragraph B(4) of Schedule
         1.5 in the same manner as Shares (as defined in Section 1.2).



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         (j) The closing of any exercise of the Purchase Option or the Sale
         Option will be subject to satisfaction of the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable.



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                                                                         ANNEX 1
                                                                    TO EXHIBIT G
                                                     TO THE AMENDED AND RESTATED
                                                            INVESTMENT AGREEMENT

               PREFERENCES AND RIGHTS OF SERIES F PREFERRED STOCK

                                       OF

                   MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.


         2.6 Class F Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights of the shares of Series F Preferred Stock, and the qualifications, limitations or restrictions thereof, are as follows:

                  2.6.1 Designation and Amount. The shares of such series shall be designated as "Series F Preferred Stock" and the number of shares constituting such series shall be 700,000.

                  2.6.2 Dividends and Distributions. (a) Except as set forth in the next succeeding sentence, subject to the prior and superior rights of the holders of any shares of any other series or class of Preferred Stock issued from time to time the express terms of which make the shares of such other Preferred Stock prior and superior to the shares of Series F Preferred Stock with respect to dividends or other distributions or upon liquidation, dissolution or winding-up ("Senior Preferred Stock"), the holders of shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board") out of funds legally available for the purpose, dividends or other distributions payable or distributable on the date on which dividends or other distributions are so payable or distributable on or in respect of Common Stock (each such date being referred to herein as a "Dividend Payment Date"), in an amount per share (rounded to the nearest cent) of Series F Preferred Stock equal to ten times the aggregate per share amount of all cash dividends, and ten times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any shares of Series F Preferred Stock. Notwithstanding the preceding sentence, subject to the prior and superior rights of the holders of Senior Preferred Stock, in the event the Corporation shall declare any dividend or other distribution on shares of Common Stock payable in shares of Common Stock or any other stock of the Corporation having the right to vote in the election of directors on a regular basis ("Other Voting Stock"), then (i) in each such case where shares of Common Stock would have been payable, each holder of shares of Series F Preferred Stock shall be entitled to receive a number of additional shares of Series F Preferred Stock equal to one-tenth
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the number of shares of Common Stock such holder would have received if all of such holder's shares of Series F Preferred Stock had been converted into Common Stock in accordance with Section 8 below, as of the record date specified in
Section 2(d) below, and (ii) in each such case where shares of Other Voting Stock would have been payable, each holder of shares of Series F Preferred Stock shall be entitled to receive such number of shares of any series or class of the Corporation's stock as shall provide such holder all the relative rights, preferences and powers, except voting rights, that the holder would have received as a holder of Common Stock if all of such holder's shares of Series F Preferred Stock had been converted into Common Stock in accordance with Section 8 below (assuming for this purpose that the conditions thereto had been satisfied), as of the record date specified in Section 2(d) below.

                           (b)       Subject to the prior and superior rights of
the holders of any shares of Senior Preferred Stock, if the Corporation subdivides the outstanding shares of Common Stock into a greater number of shares or combines the outstanding shares of Common Stock into a greater number of shares, then in each case the outstanding shares of Series F Preferred Stock shall also be subdivided or combined in the same proportion, so that each share of Series F Preferred Stock continues to be entitled to ten times the amount of dividends and distributions as each share of Common Stock.

                           (c)   The Corporation shall declare a dividend or
distribution on or in respect of, or a subdivision or combination of, the Series F Preferred Stock as provided in paragraph (a) or (b) above simultaneously with its declaration of any dividend or distribution on or in respect of, or a subdivision or combination of, the Common Stock.

                           (d)  The Board may fix a record date for the
determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be the same as the record date for dividends or distributions on or in respect of Common Stock.

         2.7 Voting Rights. Except as set forth herein or otherwise provided by law, holders of Series F Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

         2.8 Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board,


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subject to the conditions and restrictions on issuance set forth herein.

         2.9 Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, the holders of shares of Series F Preferred Stock shall receive an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment and an aggregate amount per share, equal to ten times the aggregate amount to be distributed per share to holders of shares of Common Stock.

         2.10 Recapitalization, Consolidation, Merger, etc. In case the Corporation shall enter into any recapitalization, consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series F Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to ten times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         2.11 Rights Offerings. If the Corporation shall offer for subscription prorata to the holders of its Common Stock any additional shares of stock of any class or any other right, then, in each such case, the Corporation shall give to the holders of shares of Series F Preferred Stock the same notice and same opportunity to participate in said subscription offering, as if the shares of Series F Preferred Stock had theretofore been converted into Common Stock, provided, however, that if (a) the offer involves any right to acquire shares of Common Stock or any Other Voting Stock and (b) the shares of Series F Preferred Stock are not then convertible into Common Stock in accordance with Section 8 below, then (x) if the offer involves Common Stock the Corporation shall give the holders of the shares of Series F Preferred Stock the right to acquire one tenth of a share of Series F Preferred Stock for each share of Common Stock such holder would otherwise have had the right to acquire at a price per share which would have applied to the Common Stock (a) multiplied by ten and (b) reduced by 15%; and (y) if the offer involves Other Voting Stock, the Corporation shall give the holders of the shares of Series F Preferred Stock the right to acquire such number of shares of any series or class of the Corporation's stock at such price and on such other terms as shall provide such holder all the relative rights, preferences and powers, except voting rights, that the holder would have received if all of such holder's shares of Series F Preferred Stock had been converted into Common Stock in accordance with Section 8 below (assuming for this purpose that the conditions thereto had been satisfied).


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         2.12 Conversion. The holders of Series F Preferred Stock shall have the right to convert all or a portion of their shares of Series F Preferred Stock into ten shares of Common Stock at any time after the Corporation's shareholders entitled to vote thereon have approved the issuance of shares of Common Stock pursuant to Section 4.16 of the Amended and Restated Investment Agreement, dated June 5, 1996, as amended, by and between the Corporation and MEI Holdings, Inc. ("MEIH").

                           (b)  Regardless of whether the shareholder
approval referred to in 8(a) above has been obtained, the holders of shares of Series F Preferred Stock will have the right at any time to convert all or a portion of such shares of Series F Preferred Stock into ten shares of Common Stock under any of the following circumstances: (i) so long as the shares of Series F Preferred Stock to be so converted are beneficially owned by a person, entity or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended (collectively, a "Person"), other than, and which (if a "group") does not include, MEIH or any "affiliate" (within the meaning of Rule 12b-2 under the Exchange Act) of MEIH (collectively, the "MEIH Group"), unless, as of the time of transfer of the shares of Series F Preferred Stock by any member of the MEIH Group to any Person who or which is not a member of the MEIH Group, both (A) the restrictions set forth in Section
2.1 of the Standstill Agreement dated August 23, 1996 between the Company and MEI continue to apply to limit ownership by MEI to less than a majority of the Total Voting Power (as that term is defined in the Standstill Agreement) and (B) such Person, after giving effect to such transfer, would be the "beneficial owner" (as defined in Rule 13d-e under the Exchange Act, as in effect on the Issuance Date) of a majority of the shares of capital stock of the Corporation entitled to vote generally in the election of members of the Board (any such shareholder, a "Controlling Shareholder"), (ii) by any member of the MEIH Group, so long as after giving effect to such conversion, the MEIH Group, taken as a whole, would not be a Controlling Shareholder, or (iii) with the approval of a majority of the members of the Board who are not designated for election to the Board by, or employed by any member of the MEIH Group or employed by the Corporation or any subsidiary of the Corporation.

                           (c)  The Corporation shall at all times reserve
and keep available, free from liens, charges and security interest and not subject to any preemptive rights, for issuance upon conversion of the shares of Series F Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series F Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series F Preferred Stock.


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         2.13     No Redemption.  The shares of Series F Preferred Stock
shall not be redeemable.

         2.14 Ranking. The Series F Preferred Stock shall rank junior to all Senior Preferred which may be issued from time to time as to the payment of dividends or other distributions or upon liquidation, dissolution or winding-up, unless the terms of any such series shall provide otherwise.

         2.15 Amendment. The Articles of Incorporation of the Corporation may not be further amended in any manner, nor may the Corporation take any other action, which would alter or change the powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred Stock, voting separately as a class.

         2.16 Fractional Shares. Series F Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series F Preferred Stock.


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